Rule 424(b)(3)
                                                              File No. 333-57083

PROSPECTUS


                         THE BEAR STEARNS COMPANIES INC.

                    COMMON STOCK (PAR VALUE $1.00 PER SHARE)

     1,121,206 SHARES OF COMMON STOCK UNDER THE BEAR STEARNS COMPANIES INC.
             CAPITAL ACCUMULATION PLAN FOR SENIOR MANAGING DIRECTORS


      This Prospectus is being used in connection with the offering from time to time by certain former employees (the "Selling Shareholders") of The Bear Stearns Companies Inc., a Delaware corporation (the "Company"), and/or its subsidiaries, of up to 1,121,206 shares (the "Shares") of common stock, par value $1.00 per share, of the Company (the "Common Stock"), which have been acquired by them pursuant to the Company's Capital Accumulation Plan for Senior Managing Directors (the "Plan"). Unless the context indicates or requires otherwise, references in this Prospectus to the "Company" are to The Bear Stearns Companies Inc.
and its subsidiaries.

      The Shares are being sold by the Selling Shareholders acting as principals for their own account. The Company will not be entitled to any of the proceeds from such sales.

      The Selling Shareholders or their pledgees, donees, transferees or other successors in interest (including Bear, Stearns & Co. Inc. ("Bear Stearns") to the extent that shares may be sold from a margin account) may sell the Shares from time to time in one or more transactions (which may involve one or more block transactions) on the New York Stock Exchange (the "NYSE"), in sales occurring in the public market off such exchange, in privately negotiated transactions, or in a combination of such transactions; each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the Shares may be sold through brokers acting on behalf of the Selling Shareholders or to dealers for resale by such dealers; and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts, fees or commissions from the Selling Shareholders and/or the purchasers of such shares for whom they may act as broker or agent (which discounts, fees or commissions are not anticipated to exceed those customary in the types of transactions involved). However, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Shareholders will be borne by each such Selling Shareholder.

      The Selling Shareholders and any dealer acting in connection with the offering of any of the Shares or any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares by them and any discounts or concessions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

      Bear Stearns and/or Bear, Stearns Securities Corp. ("BSSC"), subsidiaries of the Company, may act as a broker on behalf of one or more of the Selling Shareholders in connection with this offering and may receive fees or commissions in connection therewith (which fees or commissions are not expected to exceed those customary in the types of transactions involved). See "Plan of Distribution."

      The Common Stock is traded on the NYSE. On June 26, 1998, the closing price of the Common Stock as reported on the NYSE Composite Tape was $58-9/16 per share.




NYFS04...:\25\22625\0110\1324\FRM6298R.150

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRO-
              SPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                  JUNE 29, 1998

















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
      NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



                               TABLE OF CONTENTS
                                                                  PAGE

Available Information..............................................3
Incorporation of Certain Documents by Reference....................4
The Company........................................................5
Selling Shareholders...............................................5
Plan of Distribution...............................................9
Experts............................................................9
Validity of Common Stock...........................................10



                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at the Citicorp Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Shares. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-8989) are incorporated herein by reference: (i) the Annual Report on Form 10-K (including the portions of the Company's Annual Report to Stockholders and Proxy Statement incorporated by reference therein) for the fiscal year ended June 30, 1997 (the "1997 Form 10-K"), (ii) the Quarterly Reports on Form 10-Q for the quarters ended September 26, 1997, December 31, 1997 and March 27, 1998 and (iii) the Current Reports on Form 8-K dated July 29, 1997, August 13, 1997, October 14, 1997, October 28, 1997, January 14, 1998, January 15, 1998, January 21, 1998, January 30, 1998,
April 1, 1998, April 1, 1998 (Form 8-K/A), April 6, 1998, April 15, 1998, June
10, 1998 and June 19, 1998. The description of the Common Stock, which is registered under Section 12 of the Exchange Act, is set forth under the caption "Description of Capital Stock" contained in the Company's Registration Statement on Form 10, dated September 19, 1985, and is also hereby incorporated herein by reference. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Corporate Communications Department, The Bear Stearns Companies Inc., 245 Park Avenue, New York, New York 10167; telephone number (212) 272-2000.

                                  THE COMPANY

     The Company is a holding company that, through its principal subsidiaries, Bear, Stearns & Co. Inc. ("Bear Stearns") and Bear, Stearns Securities Corp. ("BSSC"), is a leading United States investment banking, securities trading and brokerage firm serving corporations, governments, institutional and individual investors worldwide. The business of the Company includes: market-making and trading in corporate, United States Government, government-agency, mortgage-related, asset-backed and municipal securities; trading in options, futures, foreign currencies, interest-rate swaps and other derivative products; securities and commodities arbitrage; securities, options and commodities brokerage; underwriting and distributing securities; providing securities clearance services; financing customer activities; securities lending; arranging for the private placement of securities; assisting in mergers, acquisitions, restructurings and leveraged transactions; providing other financial advisory services; making principal investments in leveraged acquisitions; acting as specialist on the floor of the New York Stock Exchange ("NYSE"); providing fiduciary and other services, such as real estate brokerage, investment management and investment advisory; and securities research.

     The Company's business is conducted from its principal offices in New York City; from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; from representative offices in Beijing, Geneva, Hong Kong, Lugano and Shanghai; through international subsidiaries in Buenos Aires, Dublin, Hong Kong, London, Paris, Sao Paulo, Singapore and Tokyo; and through joint ventures with other firms in Belgium, Madrid, Paris and the Philippines. The Company's foreign offices provide services and engage in investment activities involving foreign clients and international transactions. The Company provides trust-company services through its subsidiary, Custodial Trust Company, located in Princeton, New Jersey.

     Bear Stearns and BSSC are broker-dealers registered with the Commission. They also are members of the NYSE, all other principal United States securities and commodities exchanges, the National Association of Securities Dealers, Inc. (the "NASD") and the National Futures Association. Bear Stearns is a "primary dealer" in United States government securities, as designated by the Federal Reserve Bank of New York.

     The Company is incorporated in Delaware. The principal executive office of the Company is located at 245 Park Avenue, New York, New York 10167; its telephone number is (212) 272-2000.


                             SELLING SHAREHOLDERS

     This Prospectus relates to shares of Common Stock that have been acquired under the Plan by the Selling Shareholders.

     The Selling Shareholders are former employees of the Company and were Senior Managing Directors of Bear Stearns. The following table sets forth the name and principal position or positions over the past three years with the Company of each Selling Shareholder (other than such Selling Shareholder's prior position as a Senior Managing Director of Bear Stearns) and (a) the number of shares of Common Stock each Selling Shareholder beneficially owned as of June 5, 1998; (b) the number of shares of Common Stock acquired by each Selling Shareholder pursuant to the Plan and being registered hereby, some or all of which shares may be sold pursuant to this Prospectus; and (c) the number of shares of Common Stock and the percentage, if 1% or more, of the total class of Common Stock outstanding to be beneficially owned by each Selling Shareholder following this offering, assuming the sale pursuant to this offering of all Shares acquired by such Selling Shareholder pursuant to the Plan and registered hereby. There is no assurance that any of the Selling Shareholders will sell any or all of the Shares offered by them hereunder.

     This table reflects all Selling Shareholders who are eligible to resell and the number of Shares available to be resold by such Selling Shareholders

  Selling Shareholders, Addresses of                                                        Shares Beneficially Owned
    Selling Shareholders and Prior       Shares Beneficially      Shares Covered by            After This Offering
 Principal Positions with the Company      Owned (1)(2)(3)          this Prospectus             Number   Percent
 -----------------------------------       ---------------          ---------------             ------   -------
Stephen Cunningham                              60,771                  57,694                              *
 24 Greenbriar Lane                                                                              3,077
 Greenwich, CT 06831

Neil Eigen                                      13,051                  13,051                       0      0
 143 N. Passaic Avenue
 Chatham, NJ 07928

Kevin Finnerty                                 273,380                 273,283                      97      *
 15 Middle Drive
 Plandome, NY  11030

Peter Fox                                       2,215                   2,097                      118      *
 1118 W. Armory Street
 Champaign, IL  61821

N. Richard Greenfield                           21,729                  21,729                       0       0
 62 Parker Street
 Norwell, MA  02061

Michael Hellenbrand                             31,358                  31,358                       0       0
 424 West End Avenue
 Apartment 17B
 New York, NY  10024

James Marver                                    2,465                   2,465                        0       0
 c/o VantagePoint Venture Partners
 1001 Bayhill Drive
 Suite 140

Van Bruno, CA  94066
Vincent Mattone(4)                            1,987,618                348,541            1,639,077       1.45%
12 Deep Hollow Drive
Locust, NJ 07760

Brian Murray                                    14,221                   5,449               8,772           *
 57 Fairway Terrace
 Norwood, NJ  07648

John Otto, Jr.                                  17,522                  17,522                       0      0
 375 Round Hill Road
 Greenwich, CT 06831

R. Blaine Roberts                              233,108                 233,108                       0       0
 7100 Armat Drive
 Behesda, MD 20817


                                     6

  Selling Shareholders, Addresses of                                                       Shares Beneficially Owned
    Selling Shareholders and Prior       Shares Beneficially   Shares Covered by This         After This Offering
 Principal Positions with the Company      Owned (1)(2)(3)            Prospectus                Number   Percent
 -----------------------------------       ---------------            ----------                ------   -------

Peter Rothschild                                31,443                  28,986                   2,457      *
 50 East 89th Street
 Apartment 20D
 New York, NY 10128

Milton Rubin                                    11,403                  11,340                      63      *
 98 Hill Drive
 Oyster Bay, NY  11771

Greg Smith                                      58,973                  58,973                       0      0
 c/o SG Capital
 780 Third Avenue
 New York, NY  10017

Nulsen Smith                                    15,140                  15,140                       0      0
 41 Middlesex Road
 Chestnut Hill, MA 02167

Greg Stoupnitzky                                 470                     470                         0      0
 35 Seville Avenue
 Rye, NY  10580


     ----------------------

* Less than one (1%) percent.

1. Nature of beneficial ownership is sole voting and investment power except as indicated in subsequent notes.

2. Includes shares of Common Stock owned by the Selling Stockholders through The Bear Stearns Companies Inc. Employee Stock Ownership Plan (the "ESOP"). Shares owned by the ESOP that are allocated to former employees' accounts are voted on a "pass through" basis by the former employees to whose accounts such shares are allocated. Shares not allocated to accounts and allocated shares for which voting directions have not been received are voted by the trustee of the ESOP in proportion to the manner in which allocated shares are directed to be voted by participants in the ESOP.

3. Does not include an aggregate of 893,234 shares underlying units credited under the Plan to the indicated individuals because such individuals neither have the present ability to direct the vote nor the ability to dispose of such shares and will not have such rights within 60 days.

4.   Mr. Mattone also has a short position of 1,461,764 shares of Common Stock.

                             PLAN OF DISTRIBUTION

     The Shares are being sold by the Selling Shareholders acting as principals for their own account. The Company will not be entitled to any proceeds from the sale of any Shares sold by the Selling Shareholders as part of this offering.

     The Selling Shareholders or their pledgees, donees, transferees or other successors in interest (including Bear Stearns to the extent that shares may be sold from a margin account) may sell the Shares from time to time in one or more transactions (which may involve one or more block transactions) on the NYSE, in sales occurring in the public market off such exchange, in privately negotiated transactions, or in a combination of such transactions; each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the Shares may be sold through brokers acting on behalf of the Selling Shareholders or to dealers for resale by such dealers; and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts, fees or commissions from the Selling Shareholders and/or the purchasers of such shares for whom they may act as broker or agent (which discounts, fees or commissions are not anticipated to exceed those customary in the types of transactions involved). However, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other expenses incurred by individual Selling Shareholders will be borne by each such Selling Shareholder.

     The Selling Shareholders and any dealer acting in connection with the offering or any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares by them and any discounts or concessions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

     Any broker or dealer participating in any distribution of Shares in connection with this offering may be deemed to be an "underwriter" within the meaning of the Securities Act and may be required to deliver a copy of this Prospectus, including a Prospectus Supplement, to any person who purchases any of the Shares from or through such broker or dealer.

     Bear Stearns may act as a broker on behalf of one or more of the Selling Shareholders in connection with the offering of the Shares and may receive fees or commissions in connection therewith (which fees or commissions are not expected to exceed those customary in the types of transactions involved). Bear Stearns is a member firm of the NASD and its activities in connection with the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold only through registered or licensed brokers or dealers.


                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's 1997 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         VALIDITY OF THE COMMON STOCK

     The validity of the Common Stock will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York.